Exhibit 99.1

Press Release

RBC Bearings Incorporated Announces Fiscal 2024 Second Quarter Results

Oxford, CT – November 9, 2023 – RBC Bearings Incorporated (NYSE: RBC, RBCP), a leading international manufacturer of highly engineered precision bearings, components and essential systems for the industrial, defense and aerospace industries, today reported results for the second quarter of fiscal 2024.

Second Quarter Financial Highlights

●	Second quarter net sales of $385.6 million increased 4.4% over last year, Aerospace/Defense up 22.9 % and Industrial down 2.8%.

●	Gross margin of 43.1% in the second quarter of fiscal 2024 compared to 40.9 % for the same quarter last year.

●	Second quarter net income as a percentage of net sales of 13.4% vs 11.9% last year; Adjusted EBITDA as a percentage of net sales of 31.7 % vs 29.5 % last year.

	Fiscal 2024		Fiscal 2023		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$385.6		$369.2		4.4%
Gross margin	$166.3	$166.6	$151.1	$151.1	10.0%	10.2%
Gross margin %	43.1%	43.2%	40.9%	40.9%
Operating income	$87.8	$88.4	$72.0	$76.0	21.8%	16.3%
Operating income %	22.8%	22.9%	19.5%	20.6%
Net income	$51.7	$68.9	$43.8	$61.9	17.9%	11.3%
Net income attributable to common stockholders	$45.9	$63.2	$38.1	$56.2	20.8%	12.5%
Diluted EPS	$1.58	$2.17	$1.31	$1.93	20.6%	12.4%

(1)	Results exclude items in reconciliation below.

Six Month Financial Highlights

	Fiscal 2024		Fiscal 2023		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$772.7		$723.3		6.8%
Gross margin	$334.2	$334.5	$292.3	$292.3	14.3%	14.4%
Gross margin %	43.2%	43.3%	40.4%	40.4%
Operating income	$172.8	$173.7	$136.5	$144.3	26.6%	20.4%
Operating income %	22.4%	22.5%	18.9%	19.9%
Net income	$101.7	$136.6	$81.2	$119.5	25.2%	14.3%
Net income attributable to common stockholders	$90.2	$125.1	$69.8	$108.0	29.4%	15.9%
Diluted EPS	$3.10	$4.30	$2.40	$3.72	29.2%	15.6%

(1)	Results exclude items in reconciliation below.

“We are pleased with our second quarter results, which were in line with our expectations for the period,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “Our aerospace and defense segment experienced another strong quarter as we continue to benefit from strong OEM demand for our products and an improving supply chain. As we look toward the second half of fiscal 2024, we remain confident that we are on track to deliver record performance.”

Second Quarter Results

Net sales for the second quarter of fiscal 2024 were $385.6 million, an increase of 4.4% from $369.2 million in the second quarter of fiscal 2023. Net sales for our Industrial segment decreased 2.8%, while net sales for our Aerospace/Defense segment increased 22.9%. Gross margin for the second quarter of fiscal 2024 was $166.3 million compared to $151.1 million for the same period last year.

SG&A for the second quarter of fiscal 2024 was $60.5 million, an increase of $3.0 million from $57.5 million for the same period last year. As a percentage of net sales, SG&A was 15.7% for the second quarter of fiscal 2024 compared to 15.6% for the same period last year.

Other operating expenses for the second quarter of fiscal 2024 totaled $18.0 million compared to $21.6 million for the same period last year. For the second quarter of fiscal 2024, other operating expenses included $17.6 million of amortization of intangible assets, $0.3 million of restructuring costs, and $0.1 million of other items. For the second quarter of fiscal 2023, other operating expenses included $16.8 million of amortization of intangible assets, $4.0 million of costs associated with the Dodge acquisition, and $0.8 million of other items.

Operating income for the second quarter of fiscal 2024 was $87.8 million compared to $72.0 million for the same period last year. Excluding approximately $0.6 million of restructuring costs, adjusted operating income for the second quarter of fiscal 2024 was $88.4 million; excluding approximately $4.0 million of acquisition-related costs, adjusted operating income for the second quarter of fiscal 2023 was $76.0 million. Adjusted operating income as a percentage of net sales was 22.9% for the second quarter of fiscal 2024 compared to 20.6% for the same period last year.

Interest expense, net, was $20.1 million for the second quarter of fiscal 2024 compared to $18.3 million for the same period last year.

Income tax expense for the second quarter of fiscal 2024 was $15.2 million compared to $9.7 million for the same period last year. The effective income tax rate for the second quarter of fiscal 2024 was 22.7% compared to 18.1% for the same period last year.

Net income for the second quarter of fiscal 2024 was $51.7 million compared to $43.8 million for the same period last year. On an adjusted basis, net income was $68.9 million for the second quarter of fiscal 2024 compared to $61.9 million for the same period last year. Refer to the tables below for details on the adjustments made to net income to arrive at adjusted net income. Net income attributable to common stockholders for the second quarter of fiscal 2024 was $45.9 million compared to $38.1 million for the same period last year. On an adjusted basis, net income attributable to common stockholders for the second quarter of fiscal 2024 was $63.2 million compared to $56.2 million for the same period last year.

Diluted EPS attributable to common stockholders for the second quarter of fiscal 2024 was $1.58 compared to $1.31 for the same period last year. On an adjusted basis, diluted EPS attributable to common stockholders was $2.17 for the second quarter of fiscal 2024 compared to $1.93 for the same period last year.

We are now entering the last year for the mandatorily convertible preferred stock.  October 15, 2024 is the mandatory conversion date and is the last time we will have to pay a 5% dividend ($5.7 million per quarter), which reduces our net income attributable to common stockholders.  This will lead to $23.0 million of annual cash savings in future periods.

If the preferred stock conversion were to have taken place during the second quarter of fiscal 2024, it would have resulted in an additional 2,029,980 shares of outstanding common stock.  If we were to add these 2,029,980 shares and exclude the preferred stock quarterly dividend of $5.7 million, diluted EPS for this quarter would have been $1.66 rather than the reported $1.58, and adjusted diluted EPS would have been $2.21 rather than the reported $2.17.

Backlog as of September 30, 2023 was $641.3 million compared to $641.1 million as of July 1, 2023 and $653.2 million as of October 1, 2022. The $641.3 million backlog amount excluded $121.1 million of orders that we expected to fulfill beyond 12 months from September 30, 2023; the $641.1 million backlog amount excluded $124.1 million of orders that we expected to fulfill beyond 12 months from July 1, 2023; the $653.2 million backlog amount excluded $67.3 million of orders that we expected to fulfill beyond 12 months from October 1, 2022.

Specline Acquisition

On August 18, 2023, RBC acquired the business assets of Specline, Inc. (“Specline”) for $18.7 million. Specline, which is based in Carson City, Nevada, is a manufacturer of precision bearings for the commercial and defense aerospace markets. Specline is included in our Aerospace/Defense segment.

Outlook for the Third Quarter Fiscal 2024

The Company expects net sales to be approximately $370.0 million to $380.0 million in the third quarter of fiscal 2024, compared to $351.6 million last year, a growth rate of 5.2% to 8.1%. Keep in mind our first and fourth quarters are historically our strongest as second and third quarter holidays reduce production days. We are on track to reach full year fiscal 2024 net sales of approximately $1.55 to $1.60 billion.

Live Webcast

RBC Bearings Incorporated will host a webcast on Thursday, November 9th, 2023, at 11:00 a.m. ET to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 877-407-4019 (international callers dial +1 201-689-8337) and provide conference ID # 13741820. An audio replay of the call will be available from 2:00 p.m. ET November 9th, 2023, until 2:00 p.m. ET November 23rd, 2023. The replay can be accessed by dialing 877-660-6853 (international callers dial +1 201-612-7415) and providing conference ID # 13741820. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with U.S. generally accepted accounting principles (GAAP), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that management believes are unusual, as well as other non-cash items including but not limited to depreciation, amortization, and equity-based incentive compensation. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in this press release with the most comparable GAAP measures are included in the financial table attached to this press release.

Adjusted Gross Margin and Adjusted Operating Income

Adjusted gross margin excludes the impact of restructuring costs associated with the closing of a plant.  Adjusted operating income excludes acquisition expenses (including the impact of acquisition-related fair value adjustments in connection with purchase), restructuring and other similar charges, gains or losses on extinguishment of debt, and other non-operational, non-cash or non-recurring losses. We believe that adjusted operating income is useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations.

Adjusted Net Income Attributable to Common Stockholders and Adjusted Earnings Per Share Attributable to Common Stockholders

Adjusted net income attributable to common stockholders and adjusted earnings per share attributable to common stockholders (calculated on a diluted basis) exclude non-cash expenses for amortization related to acquired intangible assets, stock-based compensation, amortization of deferred finance fees, acquisition expenses (including the impact of acquisition-related fair value adjustments in connection with purchase), restructuring and other similar charges, gains or losses on divestitures, discontinued operations, gains or losses on extinguishment of debt, and other non-operational, non-cash or non-recurring losses, net of their income tax impact. We believe that adjusted net income and adjusted earnings per share are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations.

Adjusted EBITDA

We use the term “Adjusted EBITDA” to describe net income adjusted for the items summarized in the “Reconciliation of GAAP to Non-GAAP Financial Measures” table below. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. In view of our debt level, Adjusted EBITDA aids our investors in understanding our compliance with our debt covenants. Management and various investors use the ratio of total debt less cash to Adjusted EBITDA, or “net debt leverage,” as a measure of our financial strength and ability to incur incremental indebtedness when making investment decisions and evaluating us against peers. Lastly, management and various investors use the ratio of the change in Adjusted EBITDA divided by the change in net sales (referred to as “incremental margin” in the case of an increase in net sales or “decremental margin” in the case of a decrease in net sales) as an additional measure of our financial performance and some investors utilize it when making investment decisions and evaluating us against peers.

Adjusted EBITDA is not a presentation made in accordance with GAAP, and our definition of Adjusted EBITDA may vary from the definition used by others in our industry. Adjusted EBITDA should not be considered as an alternative to net income, income from operations, or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; or (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA adds back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur or vary greatly, are difficult to predict, and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times (i) include estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or (ii) exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings, components and essential systems. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace and defense markets. The Company is headquartered in Oxford, Connecticut.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the following: the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “would,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of aerospace/defense and industrial market activity, future financial performance, our debt level, the integration of the Dodge acquisition, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, tax legislation and changes, our ability to meet our debt obligations, the Company’s ability to acquire and integrate complementary businesses, and risks and uncertainties listed or disclosed in our reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report on Form 10-K filed with the SEC. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings

Robert Sullivan

203-267-5014

Rsullivan@rbcbearings.com

Alpha IR Group

Michael Cummings

617-461-1101

investors@rbcbearings.com

RBC Bearings Incorporated

Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,	October 1,	September 30,	October 1,
	2023	2022	2023	2022
Net sales	$385,572	$369,167	$772,694	$723,247
Cost of sales	219,247	218,020	438,518	430,948
Gross margin	166,325	151,147	334,176	292,299

Operating expenses:
Selling, general and administrative	60,560	57,519	125,233	113,347
Other, net	18,032	21,611	36,196	42,465
Total operating expenses	78,592	79,130	161,429	155,812

Operating income	87,733	72,017	172,747	136,487

Interest expense, net	20,134	18,332	40,608	34,131
Other non-operating expense	775	184	1,302	951
Income before income taxes	66,824	53,501	130,837	101,405
Provision for income taxes	15,171	9,699	29,157	20,165
Net income	51,653	43,802	101,680	81,240
Preferred stock dividends	5,686	5,750	11,436	11,500
Net income attributable to common stockholders	$45,967	$38,052	$90,244	$69,740

Net income per common share attributable to common stockholders:
Basic	$1.59	$1.32	$3.13	$2.43
Diluted	$1.58	$1.31	$3.10	$2.40

Weighted average common shares:
Basic	28,885,411	28,758,403	28,866,142	28,714,445
Diluted	29,138,596	29,093,791	29,126,670	29,020,403

	Three Months Ended		Six Months Ended
Reconciliation of Reported Gross Margin to	September 30,	October 1,	September 30,	October 1,
Adjusted Gross Margin:	2023	2022	2023	2022
Reported gross margin	$166,325	$151,147	$334,176	$292,299
Restructuring and consolidation	289	-	289	-
Adjusted gross margin	$166,614	$151,147	$334,465	$292,299

	Three Months Ended		Six Months Ended
Reconciliation of Reported Operating Income to	September 30,	October 1,	September 30,	October 1,
Adjusted Operating Income:	2023	2022	2023	2022
Reported operating income	$87,733	$72,017	$172,747	$136,487
Transaction and related costs	25	(15)	25	67
Transition services	-	3,999	-	7,704
Restructuring and consolidation	631	17	921	17
Adjusted operating income	$88,389	$76,018	$173,693	$144,275

	Three Months Ended		Six Months Ended
Reconciliation of Reported Net Income to Adjusted Net	September 30,	October 1,	September 30,	October 1,
Income Attributable to Common Stockholders:	2023	2022	2023	2022
Reported net income	$51,653	$43,802	$101,680	$81,240
Transaction and related costs	25	(15)	25	67
Transition services	-	3,999	-	7,704
Restructuring and consolidation	631	17	921	17
Foreign exchange translation loss/(gain)	-	(254)	-	(417)
M&A related amortization	16,347	16,145	32,605	32,556
Stock compensation expense	3,733	4,354	9,137	8,173
Amortization of deferred finance fees	791	2,040	1,647	4,338
Tax impact of adjustments and other tax matters	(4,292)	(8,183)	(9,432)	(14,221)
Adjusted net income	$68,888	$61,905	$136,583	$119,457

Preferred stock dividends	5,686	5,750	11,436	11,500

Adjusted net income attributable to common stockholders	$63,202	$56,155	$125,147	$107,957

Adjusted net income per common share attributable to common stockholders:
Basic	$2.19	$1.95	$4.34	$3.76
Diluted	$2.17	$1.93	$4.30	$3.72

Weighted average common shares:
Basic	28,885,411	28,758,403	28,866,142	28,714,445
Diluted	29,138,596	29,093,791	29,126,670	29,020,403

	Three Months Ended		Six Months Ended
Reconciliation of Reported Net Income to	September 30,	October 1,	September 30,	October 1,
Adjusted EBITDA:	2023	2022	2023	2022
Reported net income	$51,653	$43,802	$101,680	$81,240
Interest expense, net	20,134	18,332	40,608	34,131
Provision for income taxes	15,171	9,699	29,157	20,165
Stock compensation expense	3,733	4,354	9,137	8,173
Depreciation and amortization	30,002	28,426	59,676	57,068
Other non-operating expense	775	184	1,302	951
Transaction and related costs	25	(15)	25	67
Transition services	-	3,999	-	7,704
Restructuring and consolidation	631	17	921	17
Adjusted EBITDA	$122,124	$108,798	$242,506	$209,516

	Three Months Ended		Six Months Ended
	September 30,	October 1,	September 30,	October 1,
Selected Financial Data:	2023	2022	2023	2022
Cash provided by operating activities	$53,022	$29,345	$114,820	$88,380

Capital expenditures	$7,483	$15,219	$14,185	$23,076

Total debt			$1,323,448	$1,522,114

Cash and cash equivalents			$56,627	$88,495

Total debt minus cash and cash equivalents			$1,266,821	$1,433,619

Repurchase of common stock			$7,037	$5,999

Backlog			$641,282	$653,238

	Three Months Ended		Six Months Ended
	September 30,	October 1,	September 30,	October 1,
Segment Data, Net External Sales:	2023	2022	2023	2022
Aerospace and defense segment	$127,271	$103,548	$247,743	$202,947
Industrial segment	258,301	265,619	524,951	520,300
Total net external sales	$385,572	$369,167	$772,694	$723,247

FY2024 Q3 Outlook - Modeling Items:
Net sales	$370,000-$380,000
Gross margin (as a percentage of net sales)	42.25% - 42.75%
SG&A (as a percentage of net sales)	17.00%-17.50%
Interest expense, net	$19,500-$20,000
Preferred stock dividends	$5,750